Exhibit 21
Expedia, Inc.’s subsidiaries
As of December 31, 2016

The following is a list of subsidiaries of Expedia, Inc., omitting subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2016.

U.S. Subsidiaries	Jurisdiction

Classic Vacations, LLC	United States - NV

Cruise, LLC	United States - WA

EAN.com, LP	United States - DE

Egencia LLC	United States - NV

EXP Global Holdings, Inc.	United States - DE

Expedia, Inc.	United States - WA

HomeAway Holdings, Inc.	United States - DE

HomeAway.com, Inc.	United States - DE

Hotels.com GP, LLC	United States - TX

Hotwire, Inc.	United States - DE

HRN 99 Holdings, LLC	United States - NY

Interactive Affiliate Network, LLC	United States - DE

Orbitz Travel Insurance Services, LLC	United States - DE

Orbitz Worldwide, Inc.	United States - DE

Orbitz Worldwide, LLC	United States - DE

Orbitz, Inc.	United States - DE

Orbitz, LLC	United States - DE

Travelscape, LLC	United States - NV

Trip Network, Inc.	United States - DE

Foreign Subsidiaries	Jurisdiction

AAE Travel Pte. Ltd.*	Singapore

Egencia France SAS	France

EXP Holdings Luxembourg S.A.	Luxembourg

Expedia Asia Holdings Mauritius	Mauritius

Expedia do Brasil Agencia de Viagens e Turismo Ltda.	Brazil

Expedia Lodging Partner Services Sàrl	Switzerland

Expedia Southeast Asia Pte. Ltd.	Singapore

Expedia.com Limited	United Kingdom

HomeAway Netherlands Holding B.V.	Netherlands

HomeAway Sàrl	Switzerland

trivago GmbH*	Germany

trivago N.V.*	Netherlands

WWTE Travel S.à r.l.	Luxembourg
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* Majority owned subsidiary